Exhibit 99.1

Financial Institutions, Inc.

NEWS RELEASE	220 Liberty Street
For Immediate Release	Warsaw, NY 14569

FINANCIAL INSTITUTIONS, INC. ANNOUNCES SECOND QUARTER 2017 RESULTS

WARSAW, N.Y., July 25, 2017 – Financial Institutions, Inc. (NASDAQ: FISI), today reported financial and operational results for the second quarter ended June 30, 2017. Financial Institutions, Inc. (the “Company”) is the parent company of Five Star Bank (the “Bank”), Scott Danahy Naylon, LLC (“Scott Danahy Naylon” or “SDN”) and Courier Capital, LLC (“Courier Capital”).

Net income for the quarter was $6.2 million, compared to $7.9 million for the first quarter of 2017 and $7.2 million for the second quarter of 2016. After preferred dividends, net income available to common shareholders was $5.9 million, or $0.40 per diluted share, compared to $7.6 million, or $0.52 per diluted share for the first quarter of 2017, and $6.8 million, or $0.47 per diluted share, for the second quarter of 2016.

Results for the second quarter of 2017 were negatively impacted by a $925 thousand provision for loan losses in connection with the downgrade of one commercial credit relationship and a $375 thousand net effect of two non-cash valuation adjustments related to the 2014 acquisition of SDN.

President and Chief Executive Officer Martin K. Birmingham stated, “We have continued to take advantage of market disruption to complete strategic hires — adding lenders in nearly all categories and adding credit and compliance professionals to support growth. Growing our residential mortgage lending business is a priority as we believe that our community bank delivery model offers an attractive option to homebuyers. We have completed the build-out of a team of highly-skilled and experienced residential mortgage professionals in Buffalo, including a team of loan officers and back office support personnel. We are pleased with the progress we have made in expanding our lending platforms.

“Loan and nonpublic deposit growth were strong in the quarter and in-line with our strategic plan. Total loans were 4.8% higher than the end of the first quarter and 13.8% higher than June 30, 2016. Nonpublic deposits were up 4.7% from March 31st and up 9.3% from the year earlier period.

“Commercial mortgage loans, commercial business loans and consumer indirect loans increased during the quarter by 7.3%, 6.1% and 5.2%, respectively. Consumer indirect lending is a unique core competency for Five Star Bank, based on the foundation of a consistent and disciplined underwriting process and an experienced management team. Our indirect lending business is a prime lending operation that continues to perform very well compared to peers, even through challenging times in the auto finance sector, with low delinquency levels and net charge-offs on the low end of our historic range.

“It is also important to note that our recently opened financial solution centers in downtown Rochester and downtown Buffalo continue to gain traction. These branches are prime locations and we believe they will serve as strong bases for our continued growth in Western New York.”

Chief Financial Officer Kevin B. Klotzbach added, “We believe that our strategy to drive noninterest income is working, in spite of challenges in one line of business. We recently made thoughtful and strategic organizational changes at SDN to increase the focus on growing both commercial and personal insurance revenues and reduce related operating expenses. We remain positive on the strategic contribution of this subsidiary which has supported the diversification of revenue, growth of fee income and strengthening of customer relationships. Growth in noninterest income continues to be a high priority.

“Our provision for loan losses increased in the quarter, primarily as a result of two factors: a commercial credit downgrade and growth in our loan portfolio. It is not unusual for banks to experience commercial credit downgrades in the normal course of business and we are focused on maximizing recovery. In addition, the provision increases as a function of total loan portfolio growth. During the first six months of 2017, we grew our loan portfolio by $176.7 million, resulting in an increase in the provision for loan losses of approximately $2.3 million.”

Second Quarter 2017 Highlights:

Net interest income of $27.4 million increased $2.2 million, or 8.8%, as compared to the second quarter of 2016

Noninterest income of $9.3 million was $417 thousand, or 4.7%, higher than the second quarter of 2016

Total assets, interest-earning assets and loans all reached record-high levels at quarter-end:

Total assets increased $31.7 million during the quarter, to $3.89 billion

Total interest-earning assets increased $69.5 million during the quarter, to $3.59 billion

Total loans increased $114.2 million during the quarter, to $2.52 billion

The quarterly cash dividend of $0.21 per common share represented a 2.83% annualized dividend yield as of June 30, 2017, and a return of 53% of second quarter net income to common shareholders

Total risk-based capital was 13.09% at quarter-end, representing a strong capital position to support future growth

The Company launched an “at-the-market” equity offering program under which it may sell up to $40 million of its common stock

Shareholders elected Donald K. Boswell to the Board of Directors, the fourth new board member added over the course of the past three years

“At-The-Market” Offering of Common Stock

On May 30, 2017, the Company announced an “at-the-market” equity offering program under which it may sell up to $40 million of its common stock. The Company expects to use the net proceeds of this offering to support organic growth and other general corporate purposes, including contributing capital to its banking subsidiary, Five Star Bank. During the quarter ended June 30, 2017, the Company sold 571,597 shares of its common stock under this program at a weighted average price of $30.59, representing gross proceeds of $17.5 million. Net proceeds received were $16.7 million.

Valuation Adjustments Related to Scott Danahy Naylon

The Company completed an evaluation of the contingent earn out liability related to its 2014 acquisition of SDN, resulting in a contingent consideration liability adjustment of $1.2 million. Concurrently, an impairment test of goodwill related to SDN was also performed and it was determined that the carrying value of SDN goodwill exceeded its fair value, resulting in a $1.6 million non-cash goodwill impairment charge.

Net Interest Income and Net Interest Margin

Net interest income was $27.4 million for the quarter, $427 thousand higher than the first quarter of 2017 and $2.2 million higher than the second quarter of 2016.

Average interest-earning assets for the quarter were $3.56 billion, $78.6 million higher than the first quarter of 2017 and $326.8 million higher than the second quarter of 2016. The primary driver of the increase was loans, which in turn were funded primarily by increased deposits. Net interest margin was negatively impacted by a flattening of the yield curve in the quarter.

Second quarter 2017 net interest margin was 3.18%, five basis points lower than the first quarter of 2017 and the second quarter of 2016. Net interest margin was negatively impacted by a flattening of the yield curve in the quarter.

Noninterest Income

Noninterest income was $9.3 million for the quarter as compared to $7.8 million in the first quarter of 2017 and $8.9 million in the second quarter of 2016.

Excluding the net gain on investment securities from all periods, noninterest income was $9.1 million in the second quarter of 2017, $1.5 million higher than $7.6 million in the first quarter of 2017, and $1.6 million higher than $7.5 million in the second quarter of 2016.

A significant component of the increase was the $1.2 million non-cash fair value adjustment of contingent consideration liability previously described.

Noninterest Expense

Noninterest expense was $23.9 million for the quarter as compared to $20.9 million in the first quarter of 2017 and $22.1 million in the second quarter of 2016.

The increase in noninterest expense as compared to the first quarter of 2017 was primarily the result of the $1.6 million non-cash goodwill impairment charge combined with higher salaries and employee benefits and occupancy and equipment expenses related to our organic growth initiatives, including the residential mortgage lending expansion. In addition, health care claims were approximately $385 thousand higher in the second quarter of 2017.

The increase in noninterest expense as compared to the second quarter of 2016 was due to the same factors described above, partially offset by lower professional services expense in 2017. In addition, late in the first quarter of 2016 the Company implemented several initiatives to reduce operating expenses which were reflected in the second quarter of 2016.

Income Taxes

Income tax expense was $2.7 million for the quarter as compared to $3.2 million in the first quarter of 2017 and $2.9 million in the second quarter of 2016. The effective tax rate was 30.5% for the quarter as compared to 28.5% for the first quarter of 2017 and 28.8% for the second quarter 2016. The higher effective tax rate was a result of the $1.6 million non-cash goodwill impairment charge related to the SDN acquisition, partially offset by the $1.2 million non-cash fair value adjustment of the contingent consideration liability related to the SDN acquisition, both of which were non-taxable adjustments.

Balance Sheet and Capital Management

Total assets were $3.89 billion at June 30, 2017, up $31.7 million from $3.86 billion at March 31, 2017, and up $305.9 million from $3.59 billion at June 30, 2016. The increases were largely the result of loan growth funded primarily by deposit growth.

Total loans were $2.52 billion at June 30, 2017, up $114.2 million, or 4.8%, from March 31, 2017, and up $305.0 million, or 13.8%, from June 30, 2016.

Commercial business loans totaled $398.3 million, up $22.8 million, or 6.1%, from March 31, 2017, and up $48.9 million, or 14.0%, from June 30, 2016.

Commercial mortgage loans totaled $724.1 million, up $49.1 million, or 7.3%, from March 31, 2017, and up $109.9 million, or 17.9%, from June 30, 2016.

Residential real estate loans totaled $432.1 million, up $3.9 million, or 0.9%, from March 31, 2017, and up $23.7 million, or 5.8%, from June 30, 2016.

Consumer indirect loans totaled $826.7 million, up $40.6 million, or 5.2%, from March 31, 2017, and up $129.8 million, or 18.6%, from June 30, 2016.

Total deposits were $3.13 billion at June 30, 2017, a decrease of $37.2 million from March 31, 2017, and an increase of $274.5 million from June 30, 2016. The decrease from March 31, 2017, was primarily due to public deposit seasonality, partially offset by the impact of CD and money market campaigns in the second quarter of 2017. The increase from June 30, 2016, was primarily the result of successful business development efforts in both municipal and retail banking, including the second quarter deposit campaigns. Public deposit balances represented 27% of total deposits at June 30, 2017, compared to 31% at March 31, 2017 and 27% at June 30, 2016.

Short-term borrowings were $347.5 million at June 30, 2017, up $44.2 million from March 31, 2017, and up $9.2 million from June 30, 2016.

Shareholders’ equity was $347.6 million at June 30, 2017, compared to $325.7 million at March 31, 2017, and $322.2 million at June 30, 2016. Common book value per share was $21.84 at June 30, 2017, an increase of $0.63 or 3.0% from $21.21 at March 31, 2017, and an increase of $0.86 or 4.1% from $20.98 at June 30, 2016. The increases in shareholders’ equity and common book value per share are attributable to common stock issued through our “at-the-market” stock offering plus net income less dividends paid, net of the change in unrealized gain (loss) on investment securities, a component of accumulated other comprehensive loss.

During the second quarter of 2017, the Company declared a common stock dividend of $0.21 per common share. The second quarter of 2017 dividend returned 53% of second quarter net income to common shareholders.

Regulatory capital ratios at June 30, 2017, were higher than the prior quarter and prior year due to increased capital as a result of the recent “at-the-market” stock offering:

Leverage Ratio was 7.70%, compared to 7.30% and 7.39% at March 31, 2017, and June 30, 2016, respectively.

Common Equity Tier 1 Ratio was 9.86%, compared to 9.46% and 9.63% at March 31, 2017, and June 30, 2016, respectively.

Tier 1 Risk-Based Capital was 10.48%, compared to 10.11% and 10.33% at March 31, 2017, and June 30, 2016, respectively.

Total Risk-Based Capital was 13.09%, compared to 12.75% and 13.08% at March 31, 2017, and June 30, 2016, respectively.

Credit Quality

Non-performing loans were $12.6 million at June 30, 2017, as compared to $8.0 million at March 31, 2017, and $6.6 million at June 30, 2016. The increase was primarily the result of the second quarter internal downgrade of two commercial credit relationships with unpaid principal balances totaling $5.6 million.

The ratio of non-performing loans to total loans was 0.50% at June 30, 2017, compared to 0.33% at March 31, 2017, and 0.30% at June 30, 2016.

The provision for loan losses for the quarter was $3.8 million, an increase of $1.1 million from the first quarter of 2017 and an increase of $1.9 million from the second quarter of 2016. The increase in provision is primarily attributable to growth in the total loan portfolio combined with the impact of the downgrade of one commercial credit relationship. The downgrade necessitated a provision and increase in allowance for loan losses of approximately $925 thousand. The relationship was 30-59 days past due as of June 30, 2017, and we continue to monitor the situation closely.

The ratio of annualized net charge-offs to total average loans was 0.29% in the current quarter, compared to 0.45% in the prior quarter and 0.19% in the second quarter of 2016.

The ratio of allowance for loan losses to total loans was 1.32% at June 30, 2017, 1.29% at March 31, 2017, and 1.29% at June 30, 2016.

The ratio of allowance for loan losses to non-performing loans was 263% at June 30, 2017, 388% at March 31, 2017, and 435% at June 30, 2016.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, Scott Danahy Naylon and Courier Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 50 offices and 70 ATMs throughout Western and Central New York State. Scott Danahy Naylon provides a broad range of insurance services to personal and business clients across 45 states. Courier Capital provides customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 650 individuals. The Company’s stock is listed on the NASDAQ Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

Non-GAAP Financial Information

This news release contains disclosure regarding tangible common equity, tangible common equity to tangible assets, tangible common book value per share, average tangible common equity and return on average tangible common equity, which are determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company believes that these non-GAAP measures are useful to our investors as measures of the strength of the Company’s capital and ability to generate earnings on tangible common equity invested by our shareholders. These non-GAAP measures provide supplemental information that may help investors to analyze our capital position without regard to the effects of intangible assets. Non-GAAP financial measures have inherent limitations and are not uniformly applied by issuers. Therefore, these non-GAAP financial measures should not be considered in isolation, or as a substitute for comparable measures prepared in accordance with GAAP. The comparable GAAP financial measures and reconciliation to the comparable GAAP financial measures can be found in Appendix A to this document.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the Company’s ability to implement its strategic plan, the Company’s ability to redeploy investment assets into loan assets, whether the Company experiences greater credit losses than expected, whether the Company experiences breaches of its, or third party, information systems, the attitudes and preferences of the Company’s customers, the Company’s ability to successfully integrate and profitably operate Scott Danahy Naylon and Courier Capital, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and the Company’s compliance with regulatory requirements, changes in interest rates, general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC.  Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

*****

For additional information contact:
Kevin B. Klotzbach	Shelly J. Doran
Chief Financial Officer & Treasurer	Director Investor & External Relations
Phone: 585.786.1130	Phone: 585.627.1362
Email: KBKlotzbach@five-starbank.com	Email: SJDoran@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2017		2016
	June 30,	March 31,	December 31,	September 30,	June 30,

SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$84,537	$149,699	$71,277	$110,721	$67,624
Investment securities:
Available for sale	540,575	540,406	539,926	559,495	619,719
Held-to-maturity	533,471	545,381	543,338	528,708	478,549

Total investment securities	1,074,046	1,085,787	1,083,264	1,088,203	1,098,268
Loans held for sale	1,864	2,097	1,050	844	209
Loans:
Commercial business	398,343	375,518	349,547	350,588	349,432
Commercial mortgage	724,064	675,007	670,058	636,338	614,141
Residential real estate loans	432,053	428,171	427,937	425,882	408,367
Residential real estate lines	118,611	120,874	122,555	123,663	125,054
Consumer indirect	826,708	786,120	752,421	729,644	696,908
Other consumer	17,093	16,937	17,643	17,879	17,929

Total loans	2,516,872	2,402,627	2,340,161	2,283,994	2,211,831
Allowance for loan losses	33,159	31,081	30,934	29,350	28,525

Total loans, net	2,483,713	2,371,546	2,309,227	2,254,644	2,183,306
Total interest-earning assets	3,593,106	3,523,613	3,428,541	3,357,609	3,292,528
Goodwill and other intangible assets, net	73,477	75,343	75,640	75,943	76,252
Total assets	3,891,538	3,859,865	3,710,340	3,687,365	3,585,589
Deposits:
Noninterest-bearing demand	677,124	666,332	677,076	657,624	626,240
Interest-bearing demand	631,451	698,962	581,436	629,413	560,284
Savings and money market	999,125	1,069,901	1,034,194	1,052,224	960,325
Time deposits	824,786	734,464	702,516	724,096	711,156

Total deposits	3,132,486	3,169,659	2,995,222	3,063,357	2,858,005
Short-term borrowings	347,500	303,300	331,500	230,200	338,300
Long-term borrowings, net	39,096	39,078	39,061	39,043	39,025
Total interest-bearing liabilities	2,841,958	2,845,705	2,688,707	2,674,976	2,609,090
Shareholders’ equity	347,641	325,688	320,054	326,271	322,176
Common shareholders’ equity	330,301	308,348	302,714	308,931	304,836
Tangible common equity (1)	256,824	233,005	227,074	232,988	228,584
Unrealized gain (loss) on investment securities, net of tax	$(232)	$(1,938)	$(2,530)	$9,444	$10,886
Common shares outstanding	15,127	14,536	14,538	14,528	14,528
Treasury shares	137	156	154	164	164
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	7.70%	7.30%	7.36%	7.39%	7.39%
Common equity Tier 1 ratio	9.86%	9.46%	9.59%	9.58%	9.63%
Tier 1 risk-based capital	10.48%	10.11%	10.26%	10.27%	10.33%
Total risk-based capital	13.09%	12.75%	12.97%	12.98%	13.08%
Common equity to assets	8.49%	7.99%	8.16%	8.38%	8.50%
Tangible common equity to tangible assets (1)	6.73%	6.16%	6.25%	6.45%	6.51%
Common book value per share	$21.84	$21.21	$20.82	$21.26	$20.98
Tangible common book value per share (1)	$16.98	$16.03	$15.62	$16.04	$15.73
Stock price (Nasdaq: FISI):
High	$35.35	$35.40	$34.55	$27.63	$29.49
Low	$29.09	$30.50	$25.98	$25.16	$24.56
Close	$29.80	$32.95	$34.20	$27.11	$26.07

(1) See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Six months ended		2017		2016
	June 30,		Second	First	Fourth	Third	Second
	2017	2016	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT DATA:
Interest income	$61,947	$55,881	$31,409	$30,538	$29,990	$29,360	$28,246
Interest expense	7,530	5,963	3,987	3,543	3,268	3,310	3,047

Net interest income	54,417	49,918	27,422	26,995	26,722	26,050	25,199
Provision for loan losses	6,613	4,320	3,832	2,781	3,357	1,961	1,952

Net interest income after provision
for loan losses	47,804	45,598	23,590	24,214	23,365	24,089	23,247

Noninterest income:
Service charges on deposits	3,585	3,479	1,840	1,745	1,888	1,913	1,755
Insurance income	2,564	2,855	1,133	1,431	1,134	1,407	1,183
ATM and debit card	2,785	2,746	1,456	1,329	1,500	1,441	1,421
Investment advisory	2,860	2,608	1,429	1,431	1,274	1,326	1,365
Company owned life insurance	918	1,854	473	445	468	486	486
Investments in limited partnerships	105	92	135	(30)	47	161	36
Loan servicing	243	228	123	120	104	104	112
Net gain on sale of loans held for sale	120	156	72	48	38	46	78
Net gain on investment securities	416	2,000	210	206	269	426	1,387
Net gain (loss) on other assets	4	86	6	(2)	28	199	82
Contingent consideration liability adjustment	1,200	—	1,200	—	1,170	—	—
Other	2,369	2,029	1,256	1,113	1,168	1,030	1,011

Total noninterest income	17,169	18,133	9,333	7,836	9,088	8,539	8,916

Noninterest expense:
Salaries and employee benefits	23,355	22,432	11,986	11,369	11,458	11,325	10,818
Occupancy and equipment	8,148	7,289	4,184	3,964	3,623	3,617	3,664
Professional services	2,428	4,280	1,229	1,199	948	956	2,833
Computer and data processing	2,483	2,246	1,312	1,171	1,116	1,089	1,159
Supplies and postage	1,004	1,058	467	537	499	490	464
FDIC assessments	926	877	469	457	452	406	441
Advertising and promotions	751	957	473	278	436	302	530
Amortization of intangibles	588	637	291	297	303	309	315
Goodwill impairment charge	1,575	—	1,575	—	—	—	—
Other	3,625	3,562	1,955	1,670	1,880	2,124	1,896

Total noninterest expense	44,883	43,338	23,941	20,942	20,715	20,618	22,120

Income before income taxes	20,090	20,393	8,982	11,108	11,738	12,010	10,043
Income tax expense	5,901	5,624	2,736	3,165	3,045	3,541	2,892

Net income	14,189	14,769	6,246	7,943	8,693	8,469	7,151

Preferred stock dividends	731	731	366	365	365	366	366

Net income available to common shareholders	$13,458	$14,038	$5,880	$7,578	$8,328	$8,103	$6,785

FINANCIAL RATIOS:
Earnings per share – basic	$0.92	$0.97	$0.40	$0.52	$0.58	$0.56	$0.47
Earnings per share – diluted	$0.92	$0.97	$0.40	$0.52	$0.57	$0.56	$0.47
Cash dividends declared on common stock	$0.42	$0.40	$0.21	$0.21	$0.21	$0.20	$0.20
Common dividend payout ratio	45.65%	41.24%	52.50%	40.38%	36.21%	35.71%	42.55%
Dividend yield (annualized)	2.84%	3.09%	2.83%	2.58%	2.44%	2.93%	3.09%
Return on average assets	0.75%	0.86%	0.65%	0.86%	0.94%	0.94%	0.82%
Return on average equity	8.66%	9.48%	7.44%	9.94%	10.68%	10.34%	9.07%
Return on average common equity	8.67%	9.54%	7.38%	10.02%	10.81%	10.45%	9.10%
Return on average tangible common equity (1)	11.41%	12.86%	9.65%	13.30%	14.37%	13.87%	12.22%
Efficiency ratio (2)	61.66%	64.08%	64.10%	59.09%	56.99%	58.99%	66.00%
Effective tax rate	29.4%	27.6%	30.5%	28.5%	25.9%	29.5%	28.8%

(1) See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

(2) The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Six months ended		2017		2016
	June 30,		Second	First	Fourth	Third	Second
	2017	2016	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest-earning deposits	$13,377	$193	$16,639	$10,078	$12,011	$1	$316
Investment securities (1)	1,087,854	1,051,411	1,085,670	1,090,063	1,080,941	1,068,866	1,075,220
Loans:
Commercial business	374,715	323,022	385,938	363,367	347,496	352,696	329,901
Commercial mortgage	689,370	594,251	700,010	678,613	659,713	625,003	606,360
Residential real estate loans	429,993	386,952	430,237	429,746	425,687	417,854	391,826
Residential real estate lines	120,457	126,264	119,333	121,594	122,734	123,312	125,212
Consumer indirect	785,228	680,927	802,379	767,887	741,598	711,948	683,722
Other consumer	16,818	17,744	16,680	16,956	17,448	17,548	17,562

Total loans	2,416,581	2,129,160	2,454,577	2,378,163	2,314,676	2,248,361	2,154,583
Total interest-earning assets	3,517,812	3,180,764	3,556,886	3,478,304	3,407,628	3,317,228	3,230,119
Goodwill and other intangible assets, net	75,230	76,380	74,954	75,508	75,807	76,116	76,437
Total assets	3,801,059	3,456,605	3,847,137	3,754,470	3,679,569	3,593,672	3,507,760
Interest-bearing liabilities:
Interest-bearing demand	642,861	575,960	651,485	634,141	604,717	547,545	579,497
Savings and money market	1,042,748	991,770	1,054,997	1,030,363	1,076,884	981,207	1,017,911
Time deposits	742,254	678,521	762,874	721,404	711,061	722,098	698,505
Short-term borrowings	325,368	217,576	323,562	327,195	244,796	315,122	213,826
Long-term borrowings, net	39,076	39,006	39,085	39,067	39,050	39,032	39,015

Total interest-bearing liabilities	2,792,307	2,502,833	2,832,003	2,752,170	2,676,508	2,605,004	2,548,754
Noninterest-bearing demand deposits	658,063	619,751	658,926	657,190	655,445	638,417	621,912
Total deposits	3,085,926	2,866,002	3,128,282	3,043,098	3,048,107	2,889,267	2,917,825
Total liabilities	3,470,677	3,143,426	3,510,410	3,430,504	3,355,894	3,267,808	3,190,589
Shareholders’ equity	330,382	313,179	336,727	323,966	323,675	325,864	317,171
Common equity	313,042	295,839	319,387	306,626	306,335	308,524	299,831
Tangible common equity (2)	$237,812	$219,459	$244,433	$231,118	$230,528	$232,408	$223,394
Common shares outstanding:
Basic	14,572	14,415	14,664	14,479	14,459	14,456	14,434
Diluted	14,615	14,477	14,702	14,528	14,511	14,500	14,489
SELECTED AVERAGE YIELDS:
(Tax equivalent basis)
Investment securities	2.47%	2.48%	2.47%	2.46%	2.41%	2.44%	2.48%
Loans	4.17%	4.19%	4.16%	4.19%	4.17%	4.18%	4.17%
Total interest-earning assets	3.63%	3.63%	3.63%	3.64%	3.60%	3.62%	3.61%
Interest-bearing demand	0.14%	0.14%	0.14%	0.14%	0.14%	0.15%	0.14%
Savings and money market	0.13%	0.13%	0.14%	0.13%	0.13%	0.14%	0.13%
Time deposits	0.98%	0.88%	1.01%	0.95%	0.93%	0.91%	0.89%
Short-term borrowings	0.97%	0.63%	1.08%	0.86%	0.70%	0.63%	0.65%
Long-term borrowings, net	6.32%	6.33%	6.32%	6.32%	6.33%	6.33%	6.33%
Total interest-bearing liabilities	0.54%	0.48%	0.56%	0.52%	0.49%	0.51%	0.48%
Net interest rate spread	3.09%	3.15%	3.07%	3.12%	3.11%	3.11%	3.13%
Net interest rate margin	3.20%	3.25%	3.18%	3.23%	3.22%	3.23%	3.23%

(1) Includes investment securities at adjusted amortized cost.

(2) See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	Six months ended		2017		2016
	June 30,		Second	First	Fourth	Third	Second
	2017	2016	Quarter	Quarter	Quarter	Quarter	Quarter
ASSET QUALITY DATA:
Allowance for Loan Losses
Beginning balance	$30,934	$27,085	$31,081	$30,934	$29,350	$28,525	$27,568
Net loan charge-offs (recoveries):
Commercial business	1,532	475	568	964	52	(31)	(27)
Commercial mortgage	(242)	1	(38)	(204)	212	127	2
Residential real estate loans	52	55	78	(26)	(1)	61	34
Residential real estate lines	(13)	44	(46)	33	41	4	44
Consumer indirect	2,840	2,232	1,082	1,758	1,361	896	904
Other consumer	219	73	110	109	108	79	38

Total net charge-offs	4,388	2,880	1,754	2,634	1,773	1,136	995
Provision for loan losses	6,613	4,320	3,832	2,781	3,357	1,961	1,952

Ending balance	$33,159	$28,525	$33,159	$31,081	$30,934	$29,350	$28,525

Net charge-offs (recoveries)
to average loans (annualized):
Commercial business	0.82%	0.30%	0.59%	1.08%	0.06%	-0.03%	-0.03%
Commercial mortgage	-0.07%	0.00%	-0.02%	-0.12%	0.13%	0.08%	0.00%
Residential real estate loans	0.02%	0.03%	0.07%	-0.02%	-0.00%	0.06%	0.03%
Residential real estate lines	-0.02%	0.07%	-0.15%	0.11%	0.13%	0.01%	0.14%
Consumer indirect	0.73%	0.66%	0.54%	0.93%	0.73%	0.50%	0.53%
Other consumer	2.63%	0.82%	2.65%	2.61%	2.46%	1.79%	0.87%
Total loans	0.37%	0.27%	0.29%	0.45%	0.30%	0.20%	0.19%
Supplemental information (1)
Non-performing loans:
Commercial business	$7,312	$2,312	$7,312	$3,753	$2,151	$2,157	$2,312
Commercial mortgage	2,189	1,547	2,189	1,267	1,025	1,345	1,547
Residential real estate loans	1,579	1,485	1,579	1,601	1,236	1,239	1,485
Residential real estate lines	379	182	379	336	372	274	182
Consumer indirect	1,149	1,015	1,149	1,040	1,526	1,077	1,015
Other consumer	22	15	22	23	16	9	15

Total non-performing loans	12,630	6,556	12,630	8,020	6,326	6,101	6,556
Foreclosed assets	154	281	154	58	107	294	281

Total non-performing assets	$12,784	$6,837	$12,784	$8,078	$6,433	$6,395	$6,837

Total non-performing loans to total loans	0.50%	0.30%	0.50%	0.33%	0.27%	0.27%	0.30%
Total non-performing assets to total assets	0.33%	0.19%	0.33%	0.21%	0.17%	0.17%	0.19%
Allowance for loan losses to total loans	1.32%	1.29%	1.32%	1.29%	1.32%	1.29%	1.29%
Allowance for loan losses
to non-performing loans	263%	435%	263%	388%	489%	481%	435%

(1) At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	Six months ended		2017			2016
	June 30,		Second	First	Fourth	Third	Second
	2017	2016	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$3,891,538	$3,859,865	$3,710,340	$3,687,365	$3,585,589
Less: Goodwill and other intangible assets, net			73,477	75,343	75,640	75,943	76,252

Tangible assets			$3,818,061	$3,784,522	$3,634,700	$3,611,422	$3,509,337

Ending tangible common equity:
Common shareholders’ equity			$330,301	$308,348	$302,714	$308,931	$304,836
Less: Goodwill and other intangible assets, net			73,477	75,343	75,640	75,943	76,252

Tangible common equity			$256,824	$233,005	$227,074	$232,988	$228,584

Tangible common equity to tangible assets (1)			6.73%	6.16%	6.25%	6.45%	6.51%
Common shares outstanding			15,127	14,536	14,538	14,528	14,528
Tangible common book value per
share (2)			$16.98	$16.03	$15.62	$16.04	$15.73
Average tangible assets:
Average assets	$3,801,059	$3,456,605	$3,847,137	$3,754,470	$3,679,569	$3,593,672	$3,507,760
Less: Average goodwill and other intangible assets, net	75,230	76,380	74,954	75,508	75,807	76,116	76,437

Average tangible assets	$3,725,829	$3,380,225	$3,772,183	$3,678,962	$3,603,762	$3,517,556	$3,431,323

Average tangible common equity:
Average common equity	$313,042	$295,839	$319,387	$306,626	$306,335	$308,524	$299,831
Less: Average goodwill and other intangible assets, net	75,230	76,380	74,954	75,508	75,807	76,116	76,437

Average tangible common equity	$237,812	$219,459	$244,433	$231,118	$230,528	$232,408	$223,394

Net income available to
common shareholders	$13,458	$14,038	$5,880	$7,578	$8,328	$8,103	$6,785
Return on average tangible common equity (3)	11.41%	12.86%	9.65%	13.30%	14.37%	13.87%	12.22%

(1) Tangible common equity divided by tangible assets.

(2) Tangible common equity divided by common shares outstanding.

(3) Net income available to common shareholders (annualized) divided by average tangible common equity.